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                                                                      EXHIBIT 31

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      AND

                        ALL OF THE OUTSTANDING SHARES OF
                   SERIES B ESOP CONVERTIBLE PREFERRED STOCK

                                       OF
                                EKCO GROUP, INC.

                                       AT
                              $7.00 NET PER SHARE

                                       BY

                            EG TWO ACQUISITION CO.,
                                A SUBSIDIARY OF
                             CCPC ACQUISITION CORP.
                        AND AN AFFILIATE OF BORDEN, INC.

                                                                 August 13, 1999

To Participants In The Ekco Group, Inc. Employees' Stock Ownership Plan (the
"ESOP"or "Plan"):

    Enclosed for your consideration is the Offer to Purchase, dated August 11, 1999 (the "Offer to Purchase"), which together with any amendments or supplements thereto constitutes the "Offer," relating to an offer by EG Two
Acquisition Co., a Delaware corporation (the "Purchaser"), a subsidiary of CCPC
Acquisition Corp., a Delaware Corporation ("Parent"), and an affiliate of Borden, Inc., a New Jersey Corporation ("Borden") to purchase all outstanding shares of Common Stock, $.01 par value per share (the "Common Stock"), and the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 27, 1987, as amended on June 9, 1988,
January 10, 1989, March 23, 1992 and December 22, 1992 and as amended and restated on March 21, 1997 and amended on August 4, 1999 (as so amended, the "Rights Agreement") between the Company and American Stock Transfer & Trust
Company as Rights Agent, and all of the outstanding shares of Series B ESOP
Convertible Preferred Stock, par value $.01 per share (the "ESOP Preferred
Stock", and together with the Common Stock, the "Shares"), of Ekco Group, Inc., a Delaware Corporation (the "Company"), at a purchase price of $7.00 per Share
(including, if applicable, the associated Right), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 5, 1999, among Parent, the Purchaser and the Company
(the "Merger Agreement"). Also enclosed for your consideration are the Company's letter to the shareholders and Solicitation Recommendation Statement pursuant to
Schedule 14D-9. Unless the context requires otherwise, all references to "Shares" shall be deemed to refer also to the associated Rights, and all references to "Rights" shall be deemed to include all benefits that may inure to the stockholders of the Company or to the holders of the Rights pursuant to the Rights Agreement.

    PLEASE NOTE THAT THE SHARES IN THE ESOP ACCOUNT ARE HELD IN TRUST FOR YOUR
BENEFIT AND THE ESOP TRUSTEE, DONATO A. DENOVELLIS (THE "TRUSTEE"), IS THE
ACTUAL HOLDER OF RECORD FOR THE ESOP SHARES. A TENDER OF SUCH SHARES CAN BE MADE
ONLY BY THE TRUSTEE AS HOLDER OF RECORD IN ACCORDANCE WITH THE TERMS OF THE
PLAN, TO THE EXTENT CONSISTENT WITH APPLICABLE LAW, INCLUDING THE EMPLOYEE
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RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"). THE TRUSTEE WILL
TENDER SOME OR ALL OF THE ESOP SHARES ACCORDING TO EACH PARTICIPANT'S ELECTION.
THE TRUSTEE SHALL TENDER THE SHARES HELD IN THE ESOP SUSPENSE ACCOUNT WHICH HAVE
NOT BEEN ALLOCATED TO PARTICIPANTS) IN THE SAME PROPORTION AS THE SHARES
TENDERED BY ESOP PARTICIPANTS. THE PROCEEDS FROM ANY SALE OF SHARES FROM YOUR
ESOP ACCOUNT WILL NOT BE DISTRIBUTED TO YOU. INSTEAD, ANY PROCEEDS FROM THE SALE
OF SHARES SHALL BE HELD IN YOUR ESOP ACCOUNT AND INVESTED IN A GOVERNMENT MONEY
MARKET FUND. ALTERNATIVE INVESTMENTS SIMILAR TO OR THE SAME AS THOSE OFFERED
UNDER THE EKCO GROUP, INC. 401(K) RETIREMENT SAVINGS PLAN SHALL BE AVAILABLE AS
SOON AS POSSIBLE AND YOU WILL BE PROVIDED WITH INFORMATION WHEN THEY ARE
AVAILABLE.

    PLEASE ALSO NOTE THAT YOUR DECISION TO TENDER SHALL NOT ALTER OR MODIFY THE
PROVISIONS OF THE PLAN IN ANY WAY. THUS, FOR EXAMPLE, YOUR ESOP ACCOUNT WILL
CONTINUE TO VEST IN ACCORDANCE WITH THE TERMS OF THE PLAN AND NO ACCELERATION OF
VESTING SHALL OCCUR AS A RESULT OF YOUR TENDER.

    The Trustee requests instructions as to whether or not you wish to have the Trustee tender any or all of the Shares held in your ESOP account, upon the terms and conditions set forth in the Offer. As required by the Plan, individual participant information SHALL BE KEPT CONFIDENTIAL AND SHALL NOT BE DISCLOSED TO
THE TRUSTEE. Thus, your tender instructions for the Trustee must be sent to IBJ
Whitehall Bank & Trust Company, the depositary for the Offer (the "Depositary"), which shall tabulate the responses received from ESOP participants and provide the results (but not individual participant information) to the Trustee.

    Please note the following:

       1. The tender price is $7.00 per Share, net to the seller in cash, without interest thereon.

       2.  The Offer is being made for all of the outstanding Shares.

       3.  The Offer and withdrawal rights will expire at 12:00 Midnight, New
           York City time, on Wednesday, September 8, 1999, unless the Offer is extended by the Purchaser, at its discretion, for example, to meet certain conditions, including the HSR condition and the Minimum
           Condition referred to in the Offer to Purchase. The Offer may be extended in other circumstances as described in the Offer to Purchase. PLEASE NOTE: IN ORDER THAT YOUR WISHES WITH RESPECT TO THE
           OFFER ARE GIVEN FULL CONSIDERATION BY THE TRUSTEE, YOUR INSTRUCTION
           FORM MUST BE RECEIVED ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON
           MONDAY, SEPTEMBER 6, 1999.

       4. The Board of Directors of the Company has unanimously determined that the Offer and Merger (as defined in the Offer to Purchase) are fair to, and in the best interests of the Company and its shareholders, and recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

       5. The United States Department of Labor has taken the position that applicable law imposes on the Trustee the responsibility to decide on whether to tender Shares (i) for which the Trustee receives no affirmative direction from a participant, or (ii) as to which the Trustee concludes that complying with a participant's instructions will be a breach of the Trustee's fiduciary duties arising under applicable law, including ERISA. Accordingly, the Trustee reserves the right to tender or not tender the Shares to the extent required by applicable law irrespective of participant instructions.

    If you wish to have the Trustee TENDER any or all of the Shares held in your account under the ESOP, please check the applicable box on the enclosed
Instruction Form, sign the Instruction Form, fill in the requested information, and send the completed Instruction Form to the Depositary, which shall tabulate

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the results and forward them to the Trustee. If you authorize the tender of your
Shares, it will be assumed that you wish all such Shares to be tendered unless otherwise indicated on the Instruction Form. If you wish that the Trustee NOT
TENDER the Shares held in your account under the ESOP, please check the applicable box on the enclosed Instruction Form, sign the Instruction Form, fill in the requested information, and send the completed Instruction Form to the Depositary, which shall tabulate the results and forward them to the Trustee.
The Trustee will follow your instructions unless otherwise required by applicable law.

    Certain terms of the Company's Certificate of Designation for the ESOP
Preferred Stock (the "Certificate Designation") may require the Purchaser to acquire all of the outstanding shares of ESOP Preferred Stock to effect he
Merger without a stockholder vote. If it should be determined that the Certificate of Designation does require the Purchaser to acquire all of the outstanding shares of ESOP Preferred Stock to the effect the Merger without a stockholder vote, and if less than all of the ESOP Preferred Stock is tendered, then the Purchaser would be required to solicit the vote of the Company's stockholders, including holders of the ESOP Preferred Stock voting together as a single class, in order to effect the Merger. Because the Offer may only be consummated if the Purchaser acquires more than 50% of the Company's outstanding capital stock, upon consummation of the Offer the Purchaser will control the requisite voting power to effect the Merger. In addition, pursuant to the Certificate of Designation, the Company retains the right to redeem the ESOP
Preferred Stock at a per share price equal to 105% of the ESOP Preferred Stock's fair market value (as defined in the Certificate of Designation).

    The Trustee does not make any recommendations to any participant as to whether to tender or not tender Shares. Before making a decision, you should read carefully the materials enclosed.

    An envelope in which to return your instructions is enclosed. Your
Instruction Form may be returned by mail or by hand or overnight courier to IBJ
WHITEHALL BANK & TRUST COMPANY, the Depositary for the Offer, at the following addresses:

                              Donato A. DeNovellis
                     c/o IBJ Whitehall Bank & Trust Company

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
BY MAIL:                                       BY HAND OR OVERNIGHT COURIER:
---------------------------------------------  ---------------------------------------------
Post Office Box 84                             1 State Street
Bowling Green Station                          New York, New York 10004
New York, New York 10274-0084                  Attention: Reorganization Department
Attention: Reorganization Department           Securities Processing Window SC-1

    PLEASE FORWARD THE ENCLOSED INSTRUCTION FORM TO THE DEPOSITARY SO THAT IT IS RECEIVED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTMBER 6, 1999, TO ALLOW THE TRUSTEE AMPLE TIME TO CONSIDER YOUR INSTRUCTIONS PRIOR TO THE EXPIRATION OF THE OFFER. IF THE TRUSTEE RECEIVES INSTRUCTIONS AFTER SUCH DATE AND TIME, THE TRUSTEE WILL UNDERTAKE TO CONSIDER SAME TO THE EXTENT POSSIBLE, BUT NO GUARANTEES CAN BE OFFERED TO PARTICIPANTS THAT LATE INSTRUCTIONS WILL BE FULLY CONSIDERED. THE INSTRUCTION FORM MUST BE SIGNED. INSTRUCTIONS ON AN UNSIGNED FORM SHALL NOT BE ACCEPTED. YOU ONLY NEED TO COMPLETE THE INSTRUCTION FORM AND DO NOT NEED TO COMPLETE ANY OTHER FORMS INCLUDED IN THE PACKAGE.

    If you have any questions regarding this letter or the attached Instruction Form, please call: Maureen Silva at (603) 888-1212, ext. 612.

                                          Very truly yours,
                                          /s/ DONATO A. DeNOVELLIS,
                                            TRUSTEE, EKCO GROUP, INC.
                                            EMPLOYEES' STOCK OWNERSHIP PLAN

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